Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES THIRD QUARTER RESULTS

 EXCEED EXPECTATIONS

— IN CONSTANT CURRENCY, NET SALES CLIMB 8%, EPS UP 49%—

— EARNINGS PER SHARE RISE TO $.72 BEFORE CHARGES —

New York, NY, May 5, 2015 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales for its third quarter ended March 31, 2015 of $2.58 billion, a 1% increase, compared with $2.55 billion in the prior-year quarter.  The Company reported a 200 basis-point increase in operating margin, and net earnings for the quarter rose 28% to $272.1 million, compared with $213.2 million last year.  Diluted net earnings per common share increased 30% to $.71, compared with $.54 in the prior year.  For the quarter, the negative impact of foreign currency translation on diluted net earnings per common share was $.10.  Excluding the impact of foreign currency translation, net sales increased 8% and diluted net earnings per common share rose 49%.

During the fiscal 2015 and 2014 third quarters, the Company recorded remeasurement charges of $5.3 million and $38.3 million, equal to approximately $.01 and $.10 per diluted share, respectively, both before and after tax, related to changes in Venezuelan foreign currency exchange rate mechanisms.  The fiscal 2014 third quarter also included adjustments associated with restructuring activities.  Excluding all charges, net earnings for the three months ended March 31, 2015 were $277.4 million, and diluted net earnings per common share rose 12% to $.72, versus $.64 in the prior-year period. Information about GAAP and non-GAAP financial measures, including reconciliation information, is included in this release.

Fabrizio Freda, President and Chief Executive Officer, said, “We posted an excellent third-quarter performance, exceeding our constant currency sales forecast that, combined with disciplined expense management, we leveraged into sharply higher earnings per share.  Compelling product innovations, targeted advertising and marketing investments and selective distribution expansion drove double-digit constant currency sales growth in many of our brands.

“Our growth this quarter again came from multiple engines, with particular strength in the United Kingdom and emerging markets, our luxury and makeup brands, and online, specialty-multi and freestanding store channels. Confirming the underlying strength of our brands and programs, we generated these outstanding results in the face of challenges in several countries and continued currency headwinds.

“In our fiscal fourth quarter we expect continued strong top-line growth, and plan to increase investment spending to further propel momentum and strengthen our future business.  For the full fiscal year, we are raising our estimate and now expect constant currency net sales growth of 6% to 7%.  The continued strength of the U.S. dollar against most foreign currencies is forecast to further adversely affect our reported results.  We are revising our earnings per share estimate for the fiscal year to $2.92 to $2.97, adjusting for the higher impact of currency translation, while at the same time taking up the bottom of the range in constant currency.  Our revised earnings per share forecast translates to 8% to 10% growth in constant currency.  These estimates are adjusted for charges and the effect of the retailer orders accelerated into fiscal 2014 from the rollout of our Strategic Modernization Initiative. The momentum and agility we have created with the execution of our strategy continues to give us the ability to leverage global opportunities in fast growing areas of prestige beauty, while managing changing market dynamics.”

Results by Product Category

	Three Months Ended March 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; Dollars in millions)	2015	2014	Reported Basis	Constant Currency	2015	2014	Reported Basis

Skin Care	$1,101.0	$1,132.1	(3)%	4%	$215.7	$179.0	21%
Makeup	1,082.5	1,015.7	7	14	159.3	149.9	6
Fragrance	263.2	270.5	(3)	7	17.5	(1.9)	100 +
Hair Care	125.6	120.8	4	10	7.1	13.2	(46)
Other	8.2	10.7	(23)	(19)	(2.4)	1.6	(100)+
Subtotal	2,580.5	2,549.8	1	8	397.2	341.8	16
Adjustments associated with restructuring activities	—	—			—	(0.2)
Total	$2,580.5	$2,549.8	1%	8%	$397.2	$341.6	16%

Net sales and operating income in each of the Company’s product categories were unfavorably impacted by the strength of the U.S. dollar in relation to most currencies.  Total operating income in constant currency increased 32%.

Skin Care

•                  Skin care net sales decreased due to the negative impact of foreign currency translation and lower sales of significant products that were launched in the prior-year period.

•                  Incremental sales were generated from recent launches, such as Advanced Night Repair Eye Synchronized Complex II and Re-Nutriv Ultimate Diamond products from Estée Lauder, as well as the Clinique Smart custom-repair serum and the Clinique Sonic System Purifying Cleansing Brush. Also contributing to higher sales were successful products from Origins, such as Original Skin, and recent product launches from the Company’s luxury skin care brand, La Mer.

•                  Operating income increased sharply, primarily reflecting lower investment spending in comparison to the prior year, which featured significant launch activity.

Makeup

•                  Higher makeup sales primarily reflected strong growth from the Company’s makeup artist brands and the recent launch of Beyond Perfecting foundation and concealer from Clinique. Also contributing was the Pure Color Envy line of lip products and Perfectionist Youth-Infusing Makeup from Estée Lauder.

•                  Sales from makeup artist brands benefited from new product offerings, as well as expanded distribution in a number of channels, including freestanding retail stores.

•                  Sales in the category also reflect strong double-digit growth from Smashbox and the Tom Ford line of cosmetics.

•                  The increase in makeup operating income primarily reflected improved results from makeup artist brands, partially offset by lower results from certain heritage brands.

Fragrance

•                  In fragrance, sales decreased due to the negative impact of foreign currency translation and lower sales of certain designer, Estée Lauder and Clinique fragrances.

•                  Michael Kors and luxury brands Jo Malone London and Tom Ford recorded strong double-digit sales gains as a result of new product launches and expanded distribution.

•                  Fragrance operating income increased over 100%, reflecting higher results from the Company’s luxury fragrance brands, as well as lower investment spending in certain brands compared to the prior year, which featured a higher level of launch activity.

Hair Care

•                  The hair care category’s growth benefited from expanded global distribution, primarily in salons and freestanding stores for Aveda and from specialty-multi brand retailers and salons for Bumble and bumble.

•                  Hair care net sales growth also reflects the recent launches of Smooth Infusion Naturally Straight by Aveda and the expansion of Bumble and bumble’s Hairdresser’s Invisible Oil line of products.

•                  Hair care operating income decreased, primarily reflecting higher investment spending to support new product launches and freestanding store expansion.

Results by Geographic Region

	Three Months Ended March 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; Dollars in millions)	2015	2014	Reported Basis	Constant Currency	2015	2014	Reported Basis

The Americas	$1,109.9	$1,072.0	4%	8%	$109.6	$111.5	(2)%
Europe, the Middle East & Africa	950.3	959.4	(1)	10	204.3	160.2	28
Asia/Pacific	520.3	518.4	0	5	83.3	70.1	19
Subtotal	2,580.5	2,549.8	1	8	397.2	341.8	16
Adjustments associated with restructuring activities	—	—			—	(0.2)
Total	$2,580.5	$2,549.8	1%	8%	$397.2	$341.6	16%

Net sales and operating income in each of the Company’s geographic regions were unfavorably impacted by the strength of the U.S. dollar in relation to most currencies.  Total operating income in constant currency increased 32%.

The Americas

•                  Sales in the United States increased, primarily due to higher sales from the Company’s makeup, luxury and hair care brands, driven by new product introductions and expanded distribution, partially offset by decreases from heritage brands. Sales in the Company’s online business grew strong double digits.

•                  In constant currency, sales grew strongly in Canada and Latin America.

•                  Operating income in the Americas declined due to the negative impact of foreign currency translation, higher general and administrative costs, acquisition-related fees and lower sales in heritage brands.  These decreases were partially offset by higher results from makeup artist brands and certain hair care and luxury brands and lower charges related to the remeasurement of net monetary assets in Venezuela.

Europe, the Middle East & Africa

•                  In constant currency, net sales increased in all countries in the region.  The Company estimates that it continued to outperform prestige beauty in many markets.

•                  All countries recorded constant currency growth, led by double-digit gains in the United Kingdom, France and a number of emerging markets, including Russia, the Middle East, Turkey, South Africa and Central Europe.

•                  Retail sales grew high-single digits in travel retail, while net sales increased modestly, reflecting continued rebalancing of inventory levels at certain retailers and softness of some key foreign currencies affecting the mix of travelers and consumption.  The Company’s travel retail business continues to benefit from new launch initiatives, an increase in global airline passenger traffic and expanded distribution.

•                  Operating income increased in most countries, led primarily by the Middle East, France, Spain, Germany and the United Kingdom, as well as in travel retail.  Lower operating results were recorded primarily in the Nordic countries and Turkey.

Asia/Pacific

•                  Sales in the region increased in constant currency, with double-digit growth in China, Australia, Taiwan, Thailand and the Philippines.

•                  The higher sales in China were primarily from increased sales from certain heritage brands as a result of expanded distribution and new product introductions.

•                  Lower sales were reported in a few countries, including Japan and Hong Kong. The lower sales in Japan were due to a difficult comparison to the prior-year period when there was an increase in sales in anticipation of an impending value-added tax increase in the country.  In Hong Kong, political protests continue to negatively impact business, and the Company remains cautious of the near-term slower growth there.

•                  In Asia/Pacific, operating income increased, led by higher results in China, Taiwan, and Korea.  Lower operating results were posted primarily in Singapore and Japan.

Nine-Month Results

•                  For the nine months ended March 31, 2015, the Company reported net sales of $8.26 billion, compared to $8.24 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales increased 4%.

•                  The Company reported net earnings of $935.9 million for the nine months ended March 31, 2015, compared with $946.4 million in the same period last year.  Diluted net earnings per common share for the nine months ended March 31, 2015 increased 1% to $2.42 compared with $2.40 reported in the prior-year period.

•                  The fiscal 2015 nine-month results comparison was unfavorably impacted by the acceleration of sales orders from certain retailers in connection with the Company’s rollout of its last major wave of its Strategic Modernization Initiative in July 2014 in certain of its locations.

•                  The fiscal 2015 and 2014 nine-month results included the remeasurement charges of $5.3 million and $38.3 million, respectively, related to Venezuela, as previously mentioned.

•                  Excluding the impact of the shift in orders, the Venezuela remeasurement charges and restructuring adjustments, net sales and earnings per share in constant currency for the nine months ended March 31, 2015 would have increased 6% and 13%, respectively.  Net sales in constant currency grew in each of the Company’s geographic regions and product categories.

Cash Flows

•                  For the nine months ended March 31, 2015, net cash flows provided by operating activities increased 18% to $1.39 billion, compared with $1.17 billion in the prior year.

•                  The improvement primarily reflected an increase in cash from certain working capital components, partially offset by lower net earnings.

Outlook for Fiscal 2015 Full Year

The Company expects to grow ahead of the industry by focusing on fast growing opportunities in product categories, channels and countries. The Company also expects to leverage its strong sales growth and increase its cash flow from operations.

While the Company’s business is performing well overall, it continues to experience economic challenges in certain countries around the world.  The Company is cautious of slower retail growth in Hong Kong and China, a decline in spending by Russian and Brazilian travelers and the impact of unfavorable foreign exchange due to the strength of the U.S. dollar in relation to most currencies.  The Company continues to expect to deliver strong financial results despite these challenges.

Some retailers accelerated their sales orders in connection with the Company’s rollout of its last major wave of SMI in July 2014 in certain of its locations.  While those additional orders benefited fiscal 2014 results, the Company’s full year fiscal 2015 results will reflect a corresponding adverse effect. The Company’s fiscal 2015 full year outlook includes the impact of this shift.

•                  Net sales are forecasted to grow between 3% and 4% in constant currency.

•                  Reflecting the strength of the U.S. dollar, foreign currency translation is now expected to negatively impact sales by approximately 5% versus the prior-year period.

•                  The impact of the accelerated retailer orders is expected to reduce the fiscal 2015 full year sales by approximately 3%.

•                  Net sales excluding the effect of the accelerated retailer orders are forecasted to grow between 6% and 7% in constant currency.

•                  The Company’s recent acquisitions are forecast to contribute approximately 30 basis points to the Company’s overall sales growth.  Acquisitions are estimated to dilute earnings per share by approximately $.06, which is now being offset entirely by strength in other areas of the business.

•                  During the fiscal 2015 fourth quarter, the Company expects to increase investment spending well above the prior-year period to continue to build momentum, drive growth and gain share.  This planned spending coincides with new product launches and supports successful existing products, as well as enhanced initiatives to reignite growth in the Company’s heritage brands and continue momentum in the fastest growing brands and markets.  The Company also expects to increase spending behind capability-building initiatives, such as information technology.

•                  Diluted net earnings per share, including the effect of the accelerated retailer orders, the charge related to the Venezuela remeasurement and the negative impact of foreign currency translation and acquisitions, are projected to be between $2.70 to $2.75.

•                  Diluted net earnings per share, excluding the effect of the accelerated retailer orders and the charge related to the Venezuela remeasurement, are projected to be between $2.92 to $2.97. This also reflects a higher negative impact of foreign currency translation and includes acquisition-related expenses.

•                  The approximate 5% negative currency impact on the sales growth equates to about $.27 of earnings per share.  On a constant currency basis and before the effect of the accelerated retailer orders, earnings per share is expected to grow between 8% to 10%.

	Year Ending June 30, 2015
Reconciliation between GAAP and non-	Net Sales Growth
GAAP estimates (Unaudited)	Reported Basis		Constant Currency	Diluted Earnings Per Share
Full-year forecast including the Venezuela charge and impact of the fiscal 2015 accelerated retailer orders	(2)% – (1)%	(1)	3% – 4%	$2.70 – $2.75	(1)
Non-GAAP
Venezuela charge	—		—	.01
Full-year forecast excluding the Venezuela charge	(2)% – (1)%		3% – 4%	2.71 - 2.76

Impact of fiscal 2015 accelerated orders	~3%		~3%	.21

Full-year forecast excluding the Venezuela charge and the accelerated retailer orders	1% – 2%		6% – 7%	$2.92 – $2.97

(1) Represents GAAP estimates.

Conference Call

The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, May 5, 2015 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 24651057).  The call will also be webcast live at http://investors.elcompanies.com.

Cautionary Note Regarding Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2015 Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative, other information technology initiatives or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions, investments and divestitures; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone London, Bumble and bumble, Darphin, Michael Kors, Flirt!, GoodSkin Labs, Tom Ford, Coach, Ojon, Smashbox, Ermenegildo Zegna, Aerin Beauty, Osiao, Marni, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle and GLAMGLOW.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended March 31		Percent	Nine Months Ended March 31		Percent
	2015	2014	Change	2015	2014	Change

Net Sales	$2,580.5	$2,549.8	1%	$8,256.0	$8,243.5	0%
Cost of Sales	502.9	498.7		1,612.6	1,624.4
Gross Profit	2,077.6	2,051.1	1%	6,643.4	6,619.1	0%

Gross Margin	80.5%	80.4%		80.5%	80.3%

Operating expenses:
Selling, general and administrative (A)	1,680.4	1,709.5		5,265.4	5,173.9
Restructuring and other charges	—	—		—	(2.2)
	1,680.4	1,709.5	(2)%	5,265.4	5,171.7	2%

Operating Expense Margin	65.1%	67.0%		63.8%	62.7%

Operating Income	397.2	341.6	16%	1,378.0	1,447.4	(5)%

Operating Income Margin	15.4%	13.4%		16.7%	17.6%

Interest expense	15.2	15.0		45.0	44.2
Interest income and investment income, net	3.1	2.7		8.5	6.0
Earnings before Income Taxes	385.1	329.3	17%	1,341.5	1,409.2	(5)%

Provision for income taxes	112.4	115.6		401.9	458.5
Net Earnings	272.7	213.7	28%	939.6	950.7	(1)%

Net earnings attributable to noncontrolling interests	(0.6)	(0.5)		(3.7)	(4.3)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$272.1	$213.2	28%	$935.9	$946.4	(1)%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.72	$.55	30%	$2.46	$2.44	1%
Diluted	.71	.54	30%	2.42	2.40	1%

Weighted average common shares outstanding:
Basic	378.5	385.8		380.1	387.3
Diluted	384.7	392.1		386.3	394.1

In the fiscal 2014 fourth quarter some retailers accelerated sales orders in advance of the Company’s July 2014 implementation of its Strategic Modernization Initiative (SMI) in certain of its largest remaining locations of approximately $178 million.  These orders would have occurred in the Company’s fiscal 2015 first quarter ended September 30, 2014.  This amounted to approximately $127 million in operating income, equal to approximately $.21 per diluted common share.  The impact of this shift is reflected in the consolidated statements of earnings for the nine months ended March 31, 2015.

(A) During the third quarter of fiscal 2014, based on changes to Venezuela’s foreign currency exchange rate regulations made at that time, the Company changed the exchange rate used to remeasure its Venezuelan net monetary assets to a newly enacted SICAD II rate.  Accordingly, the Company recorded a remeasurement charge of $38.3 million, both before and after tax, equal to approximately $.10 per diluted common share.

During the fiscal 2015 third quarter, the Venezuelan government introduced a new open market foreign exchange system, SIMADI, which effectively replaced the SICAD II mechanism.  As a result, the Company changed the exchange rate used to remeasure the net monetary assets of its Venezuelan subsidiary to the SIMADI rate as of March 31, 2015.  Accordingly, the Company recorded a remeasurement charge of $5.3 million, both before and after tax, equal to approximately $.01 per diluted share.

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Nine Months Ended March 31
					Operating		Percent
	Net Sales		Percent Change		Income (Loss)		Change
	2015	2014	Reported Basis	Constant Currency	2015	2014	Reported Basis

Results by Geographic Region
The Americas	$3,426.1	$3,469.0	(1)%	2%	$287.8	$419.7	(31)%
Europe, the Middle East & Africa	3,104.0	3,031.6	2	8	729.4	673.4	8
Asia/Pacific	1,725.9	1,742.8	(1)	2	360.8	352.2	2
Subtotal	8,256.0	8,243.4	0	4	1,378.0	1,445.3	(5)
Adjustments associated with restructuring activities	—	0.1			—	2.1
Total	$8,256.0	$8,243.5	0%	4%	$1,378.0	$1,447.4	(5)%

Results by Product Category
Skin Care	$3,466.8	$3,564.4	(3)%	1%	$709.2	$758.6	(7)%
Makeup	3,280.0	3,145.8	4	8	538.6	564.5	(5)
Fragrance	1,080.3	1,115.7	(3)	1	104.0	95.5	9
Hair Care	390.8	380.7	3	6	32.1	29.3	10
Other	38.1	36.8	4	7	(5.9)	(2.6)	(100)+
Subtotal	8,256.0	8,243.4	0	4	1,378.0	1,445.3	(5)
Adjustments associated with restructuring activities	—	0.1			—	2.1
Total	$8,256.0	$8,243.5	0%	4%	$1,378.0	$1,447.4	(5)%

The change in net sales and operating income for the nine months ended March 31, 2015 in the Company’s geographic regions and product categories was unfavorably impacted by the shift in orders from certain retailers due to the Company’s implementation of SMI, as previously mentioned.  See tables on page 13 that exclude the impact of the shift in orders on the Company’s net sales and operating income by geographic regions and product categories for the nine months ended March 31, 2015.

This earnings release includes some non-GAAP financial measures relating to adjustments associated with restructuring activities, the Venezuela remeasurements and the accelerated orders associated with the Company’s SMI rollout.  The following are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items.  The Company uses these non-GAAP financial measures, among other financial measures, to evaluate its operating performance, and the measures represent the manner in which the Company conducts and views its business.  Management believes that excluding these items that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

 (Unaudited; In millions, except per share data and percentages)

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014			% Change
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	versus Prior Year Before Returns/Charges
Net Sales	$2,580.5	$0.0	$2,580.5	$2,549.8	$0.0	$2,549.8	1%
Cost of sales	502.9	0.0	502.9	498.7	(0.2)	498.5

Gross Profit	2,077.6	0.0	2,077.6	2,051.1	0.2	2,051.3	1%
Gross Margin	80.5%		80.5%	80.4%		80.4%

Operating expenses	1,680.4	(5.3)	1,675.1	1,709.5	(38.3)	1,671.2	0%
Operating Expense Margin	65.1%		64.9%	67.0%		65.5%

Operating Income	397.2	5.3	402.5	341.6	38.5	380.1	6%
Operating Income Margin	15.4%		15.6%	13.4%		14.9%

Provision for income taxes	112.4	0.0	112.4	115.6	0.0	115.6
Net Earnings Attributable to The Estée Lauder Companies Inc.	272.1	5.3	277.4	213.2	38.5	251.7	10%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.71	.01	.72	.54	.10	.64	12%

	Nine Months Ended March 31, 2015			Nine Months Ended March 31, 2014			% Change
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	versus Prior Year Before Returns/Charges
Net Sales	$8,256.0	$0.0	$8,256.0	$8,243.5	$(0.1)	$8,243.4	0%
Cost of sales	1,612.6	0.0	1,612.6	1,624.4	(0.2)	1,624.2

Gross Profit	6,643.4	0.0	6,643.4	6,619.1	0.1	6,619.2	0%
Gross Margin	80.5%		80.5%	80.3%		80.3%

Operating expenses	5,265.4	(5.3)	5,260.1	5,171.7	(36.1)	5,135.6	2%
Operating Expense Margin	63.8%		63.7%	62.7%		62.3%

Operating Income	1,378.0	5.3	1,383.3	1,447.4	36.2	1,483.6	(7)%
Operating Income Margin	16.7%		16.8%	17.6%		18.0%

Provision for income taxes	401.9	0.0	401.9	458.5	(0.9)	457.6
Net Earnings Attributable to The Estée Lauder Companies Inc.	935.9	5.3	941.2	946.4	37.1	983.5	(4)%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	2.42	.01	2.44	2.40	.09	2.50	(2)%

THE ESTÉE LAUDER COMPANIES INC.

As part of SMI, the Company implemented the last major wave of SAP-based technologies in July 2014.  As a result, and consistent with prior waves, the Company experienced a shift in its sales and operating results from accelerated orders from certain of its retailers to provide adequate safety stock and to mitigate any potential short-term business interruption associated with the July 2014 SMI rollout.   In particular, approximately $178 million of accelerated orders were recorded as net sales in the fiscal 2014 fourth quarter that would have occurred in the fiscal 2015 first quarter.

This action created an unfavorable comparison between the fiscal 2015 and fiscal 2014 nine months of approximately $178 million in net sales and approximately $127 million in operating income, equal to $.21 per diluted common share and impacted the Company’s operating margin comparisons.  The Company believes the presentation of certain comparative information in the discussions in this release that exclude the impact of the timing of these orders is useful in analyzing the net sales performance and operating results of its business.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After

Returns and Charges and Accelerated Orders Associated with the Company’s Implementation of SAP

 (Unaudited; In millions, except per share data and percentages)

	Nine Months Ended March 31, 2015				Nine Months Ended March 31, 2014				% Change
	As Reported	Returns/ Charges	SAP Adjustments	Before Charges /SAP	As Reported	Returns/ Charges	SAP Adjustments	Before Charges /SAP	versus Prior Year Before Charges/SAP
Net Sales	$8,256.0	$0.0	$178.3	$8,434.3	$8,243.5	$(0.1)	$—	$8,243.4	2%
Cost of sales	1,612.6	0.0	35.1	1,647.7	1,624.4	(0.2)	—	1,624.2

Gross Profit	6,643.4	0.0	143.2	6,786.6	6,619.1	0.1	—	6,619.2	3%
Gross Margin	80.5%			80.5%	80.3%			80.3%

Operating expenses	5,265.4	(5.3)	16.0	5,276.1	5,171.7	(36.1)	—	5,135.6	3%
Operating Expense Margin	63.8%			62.6%	62.7%			62.3%

Operating Income	1,378.0	5.3	127.2	1,510.5	1,447.4	36.2	—	1,483.6	2%
Operating Income Margin	16.7%			17.9%	17.6%			18.0%

Provision for income taxes	401.9	0.0	45.3	447.2	458.5	(0.9)	—	457.6
Net Earnings Attributable to The Estée Lauder Companies Inc.	935.9	5.3	81.9	1,023.1	946.4	37.1	—	983.5	4%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	2.42	.01	.21	2.65	2.40	.09	—	2.50	6%

THE ESTÉE LAUDER COMPANIES INC.

The impact on net sales and operating results of the accelerated orders from certain retailers associated with the Company’s implementation of SMI by product category and geographic region is shown below.  Additionally, excluding the impact of the shift in orders, the adjustments associated with restructuring activities and the Venezuela remeasurement charges, net sales and operating results for the nine months ended March 31, 2015 would have increased/(decreased) as follows:

	Nine Months Ended March 31, 2015
	Accelerated Sales Orders		Net Sales As Adjusted		Operating
(Unaudited; Dollars in millions)	Net Sales	Operating Results	Reported Basis	Constant Currency	Results As Adjusted
Product Category:
Skin Care	$91	$72	0%	4%	2%
Makeup	65	41	6	10	0
Fragrance	21	14	(1)	3	13
Hair Care	1	—	3	6	10
Other	—	—	4	7	(100)+
Total	$178	$127	2%	6%	2%

Geographic Region:
The Americas	$84	$53	1%	4%	(24)%
Europe, the Middle East & Africa	68	53	5	10	16
Asia/Pacific	26	21	1	4	8
Total	$178	$127	2%	6%	2%

Total operating income in constant currency for the nine months ended March 31, 2015, excluding the impact of the shift in orders, the adjustments associated with restructuring activities and the Venezuela remeasurement charges, increased 8%.

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	March 31 2015	June 30 2014	March 31 2014
ASSETS
Current Assets
Cash and cash equivalents	$1,288.3	$1,629.1	$1,530.2
Short-term investments	136.7	—	—
Accounts receivable, net	1,350.2	1,379.3	1,399.0
Inventory and promotional merchandise, net	1,073.1	1,294.0	1,215.4
Prepaid expenses and other current assets	580.9	522.8	547.2
Total Current Assets	4,429.2	4,825.2	4,691.8

Property, Plant and Equipment, net	1,398.2	1,502.6	1,434.9
Other Assets	2,267.7	1,541.0	1,519.3
Total Assets	$8,095.1	$7,868.8	$7,646.0

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$135.3	$18.4	$18.4
Accounts payable	497.7	524.5	512.5
Other current liabilities	1,464.4	1,513.8	1,508.4
Total Current Liabilities	2,097.4	2,056.7	2,039.3

Noncurrent Liabilities
Long-term debt	1,317.5	1,324.7	1,327.7
Other noncurrent liabilities	815.3	618.0	596.6
Total Noncurrent Liabilities	2,132.8	1,942.7	1,924.3

Total Equity	3,864.9	3,869.4	3,682.4
Total Liabilities and Equity	$8,095.1	$7,868.8	$7,646.0

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Nine Months Ended March 31
	2015	2014
Cash Flows from Operating Activities
Net earnings	$939.6	$950.7
Depreciation and amortization	298.6	280.0
Deferred income taxes	(56.2)	(33.7)
Loss on Venezuela remeasurement	5.3	38.3
Other items	130.8	130.3
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(94.2)	(226.7)
Decrease (increase) in inventory and promotional merchandise, net	104.9	(87.4)
Increase in other assets, net	(14.4)	(65.1)
Increase in accounts payable and other liabilities	70.6	183.0
Net cash flows provided by operating activities	$1,385.0	$1,169.4

Capital expenditures	$279.8	$342.8
Payments to acquire treasury stock	626.1	600.3
Dividends paid	259.8	225.2
Acquisition of businesses and other intangible assets	242.0	9.2
Purchases (proceeds from disposition) of investments, net	510.4	(7.8)